EXHIBIT 10.4

PLACEMENT AGENCY AGREEMENT

January 16, 2007

Pace Health Management Systems, Inc.
666 Walnut Street, Suite 2116
Des Moines, IA 50309

Ladies and Gentlemen:

This Placement Agency Agreement (the “Agreement”) confirms the retention by PACE Health Management Systems, Inc., an Iowa corporation (“Pace” or the “Company”), of Maxim Group LLC (the “Placement Agent”), to act as the placement agent on a “best efforts” basis in connection with the private placement (the “Placement”) of Units (as defined below) on the terms set forth below. As a condition to the closing of the Placement, the Stock Purchase Agreement and amendment thereto entered into among Pace, Conmed, Inc. (“Conmed”) and the other parties named therein (the “Stock Purchase Agreement”) pursuant to which Pace shall acquire all of the outstanding capital stock of Conmed (the “Acquisition”) shall have been, simultaneously with the closing of the Placement, consummated pursuant to the terms of the Stock Purchase Agreement and as described in the Offering Documents (as defined below).

1.    PLACEMENT

(a)    The securities of the Company which are the subject of the Placement shall consist of no less than Ten Million Dollars ($10,000,000) (the “Minimum Amount”) and no more than Fifteen Million Dollars ($15,000,000) (the “Maximum Amount”) of Units (the “Units”), each Unit consisting of: (1) 100 shares (the “Shares”) of Series B Convertible Preferred Stock, no par value, of Pace (the “Preferred Stock”), (2) a common stock purchase warrant entitling the holder to purchase up to 10,000 shares of Common Stock at an exercise price of $0.30 per share and (3) a common stock purchase warrant entitling the holder to purchase up to 3,320 shares of Common Stock at an exercise price equal to $2.50 per share (collectively the “Warrants”) at a purchase price of $100,000 per Unit, or $1,000 per share of Series B Preferred Stock (the “Purchase Price”). The Preferred Stock shall be convertible by the holder thereof, at any time following approval by the shareholders of the Company of the Plan of Recapitalization described in the Memorandum, into four hundred (400) shares of common stock, no par value per share, of Pace (the “Common Stock”). The conversion rate of 400 for 1 assumes the prior effectiveness of the 1 for 20 reverse stock split which the Company covenants to effect as soon as practical after consummation of the Acquisition described in the Confidential Private Placement Memorandum dated January 16, 2007 (the “Memorandum”) pursuant to which the Units are being offered by the Company. The Units, the Shares, the Warrants, the Placement Agent Warrants (defined below) and the shares of Common Stock issuable upon conversion of the Preferred Stock and the exercise of the Warrants (the “Warrant Shares”) and the Placement Agent Warrants (the “Placement Agent Shares”), are

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referred to herein as the “Securities,” which Securities shall be issued to the investor(s) in the Placement (an “Investor” or the “Investors”) or the Placement Agent, respectively. Subscriptions for the Units shall be accepted in minimum increments of $100,000; provided that the Company and the Placement Agent may agree, in their discretion, to allow subscriptions in smaller increments. The terms of the Securities shall be as set forth in the Offering Documents (as defined below).

(b)    The Placement will be made by the Company solely pursuant to the Offering Documents (as defined below). The Securities will not be registered under the Securities Act of 1933, as amended, or any applicable successor statute (the “Act”), but will be issued in reliance on the private offering exemption available under Section 4(2) of the Act and the rules and regulations promulgated thereunder, including Regulation D (“Regulation D”). The Placement Agent understands that all subscriptions for Units are subject to acceptance by the Company. The Company and the Placement Agent reserve the right in their reasonable discretion to accept or reject any or all subscriptions for Units in whole or in part, regardless whether any funds have been deposited into an escrow account. Any subscription monies received by the Placement Agent from Investors will be handled in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Placement Agent is subject to the Exchange Act, and as otherwise may be prescribed by the terms of the Offering Documents (as defined in Section 2 below).

(c)    Until the Closing (as defined below) is held, all subscription funds received shall be held by Continental Stock Transfer & Trust Company (the “Escrow Agent”). The Placement Agent shall not have any independent obligation to verify the accuracy or completeness of any information contained in any Subscription Documents (as defined in Section 2 below) or the authenticity, sufficiency or validity of any check delivered by any prospective Investor in payment for the Units, nor shall the Placement Agent incur any liability with respect to any such verification or failure to verify. All subscription checks and funds shall be promptly and directly delivered without offset or deduction to the Escrow Agent.

2.    OFFERING MEMORANDUM AND RELATED MATTERS

(a)    The Company has prepared offering documents, including a Confidential Private Placement Memorandum and the Subscription Documents (defined below), relating to the Company and the Placement (such documents, together with the exhibits and attachments thereto or available thereunder or delivered to potential investors in connection with the Placement and any amendments or supplements thereto prepared and furnished by the Company, including Pace’s reports and other filings with the Securities and Exchange Commission (the “SEC”) attached as exhibits to the Confidential Private Placement Memorandum (the “SEC Documents”), being referred to herein as the “Offering Documents”), which, among other things, describes the Placement, the Acquisition and certain investment risks relating thereto.

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(b)    The Company has been and will continue to be responsible for preparing and filing required documentation, if any, with the authorities in the United States or any state located therein (and subsequent to, if required by the laws of any such jurisdiction) in connection with the distribution of the Offering Documents to prospective Investors (the parties acknowledging, however, that the Placement of the Units is intended and expected to be wholly or partially exempt from filing requirements in the United States by reason of an “accredited investor” exemption).

(c)    The Placement Agent and its counsel and the Company and its counsel have or will jointly prepare forms of subscription agreement and securities purchase agreements (“SPAs”, and collectively with the subscription agreements, the “Subscription Agreement”) and a form of purchaser questionnaire (collectively with the Subscription Agreement, and any other stock purchase or other documents required in connection with the Placement, including the Escrow Agreement to be entered into with the Escrow Agent, the “Subscription Documents”), which Subscription Documents shall contain such representations, warranties, conditions and covenants as are customary in private placements of corporate debt and equity securities with United States accredited investors. The Placement Agent and its counsel have had or will have an opportunity to review the final form of the Offering Documents prior to the distribution thereof to prospective Investors, and the Offering Documents will be the only offering documents (other than cover letters which may be used by the Placement Agent, and any documents made available to Investors in accordance with the terms of the Offering Documents) shown to prospective Investors. The Company and its counsel will advise the Placement Agent and its counsel in writing of those jurisdictions in which the Shares may lawfully be offered and sold, and the manner in which the Shares may lawfully be offered and sold in each such jurisdiction in connection with the Placement, and the Placement Agent agrees that the Shares will be offered or sold only in such jurisdictions and in the manner specified by the Company; provided, however, that the Placement Agent shall not be responsible for independently verifying such written advice with respect to the jurisdictions in which the Shares may be offered and sold and with respect to the manner in which the Shares may be offered and sold in such jurisdictions. Notwithstanding the foregoing, the Placement Agent shall determine whether it is licensed to offer and sell the Shares in each jurisdiction in which it intends to do so.

(d)    The Placement will be made in accordance with the requirements of Section 4(2) under the Act and/or Regulation D only to investors that qualify as accredited investors, as defined in Rule 501(a) under the Act (“Accredited Investors”), purchasing for their own account for investment purposes only and not for distribution in violation of securities laws. Furthermore, prospective Investors will have been provided the Offering Documents and access to the management of the Company and afforded the opportunity to ask questions.

(e)    The Company recognizes, agrees and confirms that the Placement Agent (or any selling agent permitted to be utilized by the Placement Agreement under Section 3(a) hereof): (i) will use and rely primarily on the information contained in the Offering Documents in performing the services contemplated by this Agreement without having independently verified the same; (ii) is authorized, as the Company’s exclusive financial advisor and placement agent in connection with

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the Placement, to transmit to any prospective Investor a copy or copies of the Offering Documents and any other documentation supplied to the Placement Agent for transmission to any prospective Investor by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of any information contained in the Offering Documents or any such other information; (iv) will not make an appraisal of the Company or any assets of the Company or the securities being offered by the Company in the Placement; and (v) retains the right to continue to perform due diligence of the Company during the course of the Company’s engagement of the Placement Agent.

3.    PLACEMENT AGENT

(a)    The Company hereby employs the Placement Agent during the Offered Period (as defined below) as its exclusive placement agent in the United States for the purpose of placing the Units for the account and risk of the Company. This appointment shall be exclusive with respect to the Placement and otherwise as provided herein, and the Company shall not have the right to appoint additional sales agents in the United States without the Placement Agent’s express prior written consent. The Company hereby agrees that the Placement Agent shall have the right to utilize other selling broker-dealers in connection with the Placement of the Units on terms approved by the Placement Agent. Subject to the provisions of Section 5 hereof and to the performance by the Company of all of its obligations to be performed hereunder, the Placement Agent agrees to use its best efforts to assist in arranging for sales of Units. The Company recognizes that “best efforts” does not assure that the Placement will be consummated. It is understood and agreed that this Agreement does not create any partnership, joint venture or other similar relationship between or among the Placement Agent and the Company, and that the Placement Agent is acting only as a sales agent.

(b)    For the services of the Placement Agent hereunder, the Company will pay or caused to be paid to the Placement Agent at any Closing the following fees:

(i)    a cash payment equal to 10% of the gross proceeds received by the Company from the sale of the Units, payable at each Closing in lawful money of the United States by check or wire transfer of immediately available funds; and

(ii)    $55,000 for all out-of-pocket expenses, including the reasonable fees and expenses of counsel to the Placement Agent, whether or not the Placement is consummated, as well as any fees in connection with any Blue Sky filings; such expenses to be paid at the Initial Closing, payable in lawful money of the United States by check or wire transfer of immediately available funds (with blue sky filing fees paid as incurred); and

(iii)    a warrant (the “Placement Agent Warrants”) to purchase a number of shares of Common Stock, equal to five percent (5%) of the number of shares issuable upon

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conversion of the Shares sold in the Placement. Such Placement Agent Warrants will be issued at each Closing and shall provide, among other things:

(A)	that the Placement Agent Warrants shall:

(1)    be exercisable at an initial exercise price of $2.75;

(2)    expire five (5) years from the date of issuance; and

(3)    be non-redeemable,

(B)	for registration rights on the same terms granted to the Investors (other than provisions for liquidated damages),

(C)	for the ability of a cashless exercise of the warrants included in the Placement Agent Warrants, and

(D)	for such other terms as are normal and customary for warrants issued to placement agents, including, without limitation, standard anti-dilution protections.

(c)    Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if on or before the twelve (12) month anniversary of the final Closing, the Company or any successor or subsidiary of the Company, enters into a commitment or letter of intent relating to any offering of debt or equity securities of the Company or any other financing: with any financing source to whom the Company was introduced by the Placement Agent or who was contacted by Placement Agent in connection with its services for the Company hereunder, the Company shall pay to the Placement Agent, at the closing of any such offering or financing, the fees described in, and in accordance with the terms and provisions of, Section 3(b)(i) and (iii) above.

(d)    The Engagement Letter dated May 25, 2006 between the Company and the Placement Agent (the “Engagement Letter”), and the obligations and liabilities thereunder shall be superseded by this Agreement.

(e)    Upon receipt by the Company from a proposed Investor of completed Subscription Documents, and such other documents as the Company requests, the Company and the Placement Agent will determine in their reasonable joint discretion whether they wish to accept or reject the subscription, in whole or in part.

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4.    PAYMENT BY COMPANY OF EXPENSES

The Company will pay for, whether or not any Units are sold in connection with the Placement, all expenses relating to the Placement, including, without limitation: (i) the preparation, printing, reproduction, filing, distribution and mailing of the Offering Documents and all other documents relating to the Placement, and any supplements or amendments thereto, including the fees and expenses of counsel to the Company, and the cost of all copies thereof; (ii) the issuance, sale, transfer and delivery of the Units, and the Securities contained therein, including any transfer or other taxes payable thereon and the fees of any transfer agent or registrar; (iii) the public registration and listing of, or registration and qualification of the Securities or the securing of an exemption therefrom under state of foreign “blue sky” or securities laws, including, without limitation, filing fees payable in the jurisdictions in which such registration or qualification or exemption therefrom is sought, the costs of preparing preliminary, supplemental and final “blue sky surveys” relating to the offer and sale of the Securities and the fees and disbursements of counsel to the Placement Agent in connection with such “blue sky” matters, (iv) the filing fees in connection with filings required by the applicable securities regulatory authorities, including filings with the National Association of the Securities Dealers; Inc. in connection with the Placement and the registration for resale of the Securities with the SEC on behalf of the Investors; (v) all Escrow Agent fees; and (vi) all road show expenses, travel, legal, and other related expenses of the Company. Notwithstanding the limitation set forth in Section 3(b)(ii), the Company shall be responsible for the payment of the fees and expenses, including legal fees and expenses, described under clauses (iii), (iv) and (v) of this Section. In addition, the Company will be responsible for the expenses of the Placement Agent subject to the limitations of Section 3(b)(ii).

5.    TERMINATION OF PLACEMENT

Notwithstanding the Offering Period set forth in Section 6 of this Agreement, the Placement may be terminated immediately by the Placement Agent upon giving written notice to the Company, but only in the event that:

(a)    in the opinion of the Placement Agent, the Offering Documents contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements appearing therein not misleading in the light of the circumstances in which they were made, and the Company shall not have corrected such untrue statement or omission to the reasonable satisfaction of the Placement Agent and its counsel within ten (10) days after the Company receives notice of such untrue statement or omission, provided that notwithstanding such ten (10) day period, the Closing (as defined in Section 6 below) shall not occur hereunder until the Placement Agent shall notify the Company that it is satisfied, in its reasonable determination, that the Company has taken such steps (including circulating amended offering materials and afforded prospective Investors a reasonable opportunity to review such amendments) to allow the Closing to occur; or

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(b)    the Company shall be in material breach of any representation, warranty or covenant made by it in this Agreement, any Offering Document or any other document relating to the Placement; or

(c)(i)    any calamitous domestic or international event or act or occurrence has taken place and, in the Placement Agent’s opinion, has or will materially disrupt general securities markets in the United States in the immediate future; or (ii) if trading on the New York Stock Exchange, the American Stock Exchange, or in the over-the-counter market shall have been suspended or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the over-the-counter market by the National Association of Securities Dealers, Inc. (“NASD”) or by order of the SEC or any other government authority having jurisdiction; or (iii) if the United States shall have become involved in a war, major hostilities, acts of terrorism or the like; or (iv) if a banking moratorium has been declared by a New York State or federal authority; or (v) if the Company shall have sustained a material loss, whether or not insured, by reason of fire, flood, accident or other calamity; or (vii) if there shall have been such material adverse change in the conditions or prospects of the Company, involving a change not contemplated by the Offering Documents; or (viii) if there shall have been such material adverse general market conditions as in the Placement Agent’s reasonable judgment would make it inadvisable to proceed with the Placement or the sale or delivery of the Units.

In the event of any such termination pursuant to this Section 5, the Placement Agent shall be entitled to receive, in addition to other rights and remedies it may have hereunder, at law or otherwise, an amount equal to the sum of (A) all Placement Agent’s fees in accordance with Section 3 and (B) the fees and expenses incurred by the Placement Agent in connection with the Placement in accordance with Section 4 subject to the limitations in Section 3(b)(ii).

6.    OFFERING PERIOD; CLOSINGS

(a)    Subject to the terms and conditions set forth in Sections 5 and 10 hereof, the Shares will be offered for a period beginning from the date hereof and ending on the earliest to occur of (i) January 31, 2007 (which date may be extended to February 15, 2007 by the parties), (ii) such time as the Company and the Placement Agent shall agree; (iii) the Placement is terminated by the Company and/or the Placement Agent in accordance with the terms hereof; and (iv) the date on which full subscription for an acceptance by the Company of the Maximum Amount (such period, the “Offering Period”). If any Shares have been subscribed for and accepted by the Company at any time during the Offering Period representing the Minimum Amount, the Company will promptly conduct a closing on such Shares. Thereafter, additional closings (together with any initial closing, each, a “Closing”) will occur until the first to occur of: (i) the full subscription for an acceptance by the Company of the Maximum Amount, (ii) the conclusion of the Offering Period, or (iii) the termination of the Placement or this Agreement. Any Closing shall be undertaken in a manner agreed to by the Company and the Placement Agent. The date upon which a Closing is held shall hereinafter be referred to as the “Closing Date.” Notwithstanding the foregoing, the Company

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and the Placement understand and agree that the initial Closing shall be for not less than the Minimum Amount.

(b)    At any Closing, the Company shall deliver to the Investors certificates representing the Shares, duly executed by the Company, together with Warrants and such other closing documentation as may be required in order to affect the Closing.

7.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Placement Agent that all representations and warranties (i) of Conmed and Pace in the Stock Purchase Agreement and (ii) of Conmed and Pace in any SPA or Subscription Agreement with any investor in the Placement, including but not limited to a SPA with LB I Group, Inc. dated January 26, 2007, are accurate and complete and the Placement Agent and the Investors, as intended third party beneficiaries, may rely on such representations and warranties as if made directly to them. Conmed and Pace have substantially complied with all covenants and other obligations to which they are bound under the Stock Purchase Agreement. The transactions contemplated by the Stock Purchase Agreement are being consummated as described in the Offering Documents, simultaneously with the closing of any SPA or Subscription Agreement with Investors.

8.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLACEMENT AGENT

The Placement Agent hereby represents and warrants to, and covenants with, the Company that:

(a)    This Agreement has been duly authorized, executed and delivered by the Placement Agent and constitutes the legal, valid and binding obligation of the Placement Agent, enforceable against it in accordance with its terms, except insofar as enforcement of the indemnification or contribution provisions hereof may be limited by applicable laws or principles of public policy and subject, as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors’ rights generally.

(b)(i)    Sales of Units by the Placement Agent will be made only in such jurisdictions in which: (i) the Placement Agent is a registered broker-dealer; and (ii) the Placement Agent has been advised by counsel that the offering and sale of the Units is registered under, or is exempt from registration under, applicable laws.

(ii)Offers and sales of Units by the Placement Agent will be made in compliance with the provisions of Regulation D under the Act and/or Section 4(2) of the Act, and the Placement Agent shall furnish to each investor a copy of the Offering Documents (including all Schedules and Exhibits thereto) prior to accepting any payments for Units.

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(c)    The Placement Agent is: (i) a registered broker-dealer under the Exchange Act; (ii) a member in good standing of the NASD; and (iii) registered as a broker-dealer in each jurisdiction in which it is required to be registered as such in order to offer and sell the Units in such jurisdiction.

(d)    The Placement Agent will periodically notify the Company of the jurisdiction in which it intends the Securities to be offered by it or will be offered by it pursuant to this Agreement, and will periodically notify the Company of the status of the offering conducted pursuant to this Agreement.

9.    COVENANTS

The Company covenants to the Placement Agent that it shall:

(a)    Notify the Placement Agent as soon as practicable, and confirm such notice promptly in writing: (i) when any event shall have occurred during the period commencing on the date hereof and ending on the final Closing Date as a result of which the Offering Documents would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) of the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification or registration of the Securities or of an exemption from such registration or qualification in any jurisdiction. The Company will use its reasonable best efforts to prevent the issuance of any such modification, rescission, withdrawal or suspension and, if any such modification, rescission, withdrawal or suspension is issued, to obtain the lifting thereof as promptly as possible.

(b)    Not supplement or amend the Offering Documents unless the Placement Agent and its counsel shall have approved of such supplement or amendment in writing, such approval not to be unreasonably withheld, delayed or conditioned. If, at any time during the period commencing on the date hereof and ending on the final Closing Date, any event shall have occurred as a result of which the Offering Documents contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or if, in the opinion of counsel to the Company or counsel to the Placement Agent, it is necessary at any time to supplement or amend the Offering Documents to comply with the Act, Regulation D or any applicable securities or “blue sky” laws, the Company will promptly prepare an appropriate supplement or amendment (in form and substance reasonably satisfactory to the Placement Agent and its counsel) which will correct such statement or omission or which will effect such compliance.

(c)    Deliver without charge to the Placement Agent such number of copies of the Offering Documents and any supplement or amendment thereto as may reasonably be requested by the Placement Agent.

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(d)    Not, directly or indirectly, in connection with the Placement or as otherwise agreed to in this Agreement, solicit any offer to buy from, or offer to sell to, any person or entity any Securities or other securities of the Company except through the Placement Agent.

(e)    Not solicit any offer to buy or offer to sell Securities by any form of general solicitation or advertising, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over the Internet, television or radio or at any seminar or meeting whose attendees have been invited by any general solicitation or advertising.

(f)    At all times during the period commencing on the date hereof and ending on the date of the final Closing, provide to each prospective Investor or his purchaser representative, if any, on reasonable request, such information (in addition to that contained in the Offering Documents) concerning the Placement, the Company, the Securities and any other relevant matters as it possesses or can acquire without unreasonable effort or expense and extend to each prospective investor or his purchaser representative, if any, the opportunity to ask questions of, and receive answers from the Company concerning the terms and conditions of the Placement and the business of the Company and to obtain any other additional information, to the extent it possesses the same or can acquire it without unreasonable effort or expense, as such prospective Investor or purchaser representative may consider necessary in making an informed investment decision or in order to verify the accuracy of the information furnished to such prospective Investor or purchaser representative, as the case may be.

(g)    Notify the Placement Agent promptly of the acceptance or rejection of any subscription.

(h)    File five (5) copies of a Notice of Sales of Securities on Form D with the SEC no later than 15 days after the first sale of the Units, if required by law. The Company shall file promptly such amendments to such Notices on Form D as shall become necessary and shall also comply with any filing requirement imposed by the laws of any province or jurisdiction in which offers and sales are made. The Company shall furnish the Placement Agent with copies of all such filings.

(i)    Place the following or similar legend on all certificates representing the Securities:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM

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REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.”

(j)    Not, directly or indirectly, engage in any act or activity which may jeopardize the status of the offering and sale of the Units as exempt transactions under the Act or under the securities or “blue sky” laws of any jurisdiction in which the Placement may be made.

(k)    Apply the net proceeds from the sale of the Units for the purposes set forth under the caption “Use of Proceeds” in the Offering Documents in the manner indicated thereunder.

(l)    Except as required by law, not, during the period commencing on the date hereof and ending on the Closing Date, issue any press release or other communication or hold any press conference with respect to the Company, its financial condition, results of operations, business properties, assets, liabilities or future prospects of the Placement, without the prior written consent of the Placement Agent, which consent will not be unreasonably withheld.

(m)    Not, prior to the completion of the Placement, bid for, purchase, attempt to induce others to purchase, or sell, directly or indirectly, any shares of Common Stock or any other securities in violation of the provisions of Regulation M under the Exchange Act.

(n)    The Company will include all the shares of Common Stock underlying the Preferred Shares, the Warrants and the Placement Agent Warrants in a registration statement of its securities under the Act to be filed with the SEC pursuant to the terms of the Subscription Agreements.

(o)    So long as the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, or is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2b under the Exchange Act, provide to each holder of Securities and to each prospective purchaser (as designated by such holder) of Securities, upon the request of such holder or prospective holder, any information required to be provided by Rule 144A(d)(4) under the Act.

(p)    The Company will initially invest the proceeds of the Placement and all other funds of the Company in such a manner so as to cause the Company not to be subject to the United States Investment Company Act of 1940, as amended (the “1940 Act”), and will thereafter use its best efforts to avoid the Company’s becoming subject to the 1940 Act.

(q)    In addition to the foregoing, to the extent not set forth herein, the Placement Agent may rely on the covenants made by the Company in the SPAs and the other Subscription Documents used in connection with the Placement.

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10.    CONDITIONS OF THE PLACEMENT AGENT’S OBLIGATIONS

The obligations of the Placement Agent pursuant to this Agreement shall be subject, in its discretion, to the continuing accuracy of the representations and warranties of the Company contained herein and in each certificate and document contemplated under this Agreement to be delivered to the Placement Agent or otherwise at any Closing (including, without limitation, all Subscription Documents), as of the date hereof and as of the Closing Date or the date of any Closing subsequent to the Closing Date, to the performance by the Company of its obligations hereunder, and to the following conditions:

(a)    At the Closing, the Placement Agent shall have received the favorable opinion of Ellenoff Grossman & Schole LLP, counsel for the Company, in the form and substance reasonably satisfactory to the Placement Agent and addressed to the Placement Agent and the Investors with respect to the Placement and the Acquisition.

(b)    If there is more than one Closing, then at each such Closing there shall be delivered to the Placement Agent updated opinions, certificates or other information described in this Section 10.

(c)    On or prior to or following the Closing Date, as the case may be, the Placement Agent shall have been furnished such information, documents and certificates as it may reasonably require for the purpose of enabling it to review the matters referred to in this Section 10 and in order to evidence the accuracy, completeness or satisfaction of any of the representations, warranties, covenants, agreements or conditions herein contained, or as it may otherwise reasonably request.

(d)    The Company shall have delivered to the Placement Agent (i) a Good Standing Certificate from the Secretary of State of its jurisdiction of incorporation and each jurisdiction in which the Company and the Subsidiary are qualified to do business as a foreign corporation, and (ii) certified resolutions of the Company’s Board of Directors approving this Agreement and any other Offering Agreements and the transactions and agreements contemplated by this Agreement and any other Offering Agreements.

(e)    At each Closing, the Placement Agent shall have received a certificate of all officers of the Company and the Subsidiary, dated, as applicable, as of the Closing Date or the date of such Closing, to the effect that, as of the date of this Agreement and as of the applicable date, the representations and warranties of the Company contained or incorporated herein were and are accurate, and that, as of the applicable date, the obligations to be performed by the Company hereunder on or prior thereto have been fully performed.

(f)    All proceedings taken in connection with the issuance, sale and delivery of the Units, the Shares, the Warrants and the Placement Agent Warrants shall be reasonably satisfactory in form and substance to the Placement Agent and its counsel.

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(g)    Lock-up agreements from each of the following shareholders of the Company. John Pappajohn, Edgewater Private Equity Fund, L.P., Gainesborough LLC and Ann Vassilou.

(h)    Any certificate or other document signed by any officer of the Company and delivered to the Placement Agent and its counsel as required hereunder shall be deemed a representation and warranty by the Company hereunder as to the statements made therein. If any condition to the Placement Agent’s obligations hereunder have not been fulfilled as and when required to be so fulfilled, the Placement Agent may terminate this Agreement or, if the Placement Agent so elects, in writing waive any such conditions which have not been fulfilled or extended the time for their fulfillment. In the event that Placement Agent elects to terminate this Agreement, Placement Agent shall notify the Company of such election in writing. Upon such termination, neither party shall have any further liability nor obligation to the other except as provided in Section 11 hereof.

11.    INDEMNIFICATION

(a)    The Company agrees to indemnify and hold harmless the Placement Agent, any person who controls the Placement Agent within the meaning of the Act, Section 20(a) of the Exchange Act or any applicable statute, and each partner, director, officer, employee, agent and representative of the Placement Agent and its representatives from and against any loss, damage, expense, liability or claim, or actions or proceedings in respect thereof (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending against any litigation commenced) which any such person may incur or which may be made or brought against any such person arising out of or based upon: (i) any breach of any of the agreements, representations or warranties of the Company contained in or contemplated by this Agreement or the Offering Documents, including, without limitation, those arising out of or based on any alleged untrue statement of a material fact contained in the Offering Documents or omission to state a material fact required to be stated in the Offering Documents or necessary in order to make the statements appearing therein not misleading in the light of the circumstances in which they were made, (ii) any violation of any federal or state securities laws attributable to the Placement, (iii) any violation of law by the Company or any affiliate thereof, or any director, officer, employee, agent or representative of any of them, related to or arising out of the Placement or (iv) the Placement Agent’s entering into or performing services under this Agreement, or arising out of any other matter referred to in this Agreement. This indemnity agreement by, and the agreements, warranties and representations of, the Company shall survive the offer, sale and delivery of the Units and the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified hereunder, and termination of this Agreement and acceptance of any payment for the Units hereunder.

(b)    The Placement Agent agrees to indemnify and hold harmless the Company and its affiliates, any person who controls any of them within the meaning of the Act, Section 20(a) of the Exchange Act or any applicable statute, and each officer, director, employee, agent and representative of the Company or any of its affiliates from and against any loss, damage, expense,

Pace Health Management Systems, Inc. January 16, 2007 Page 14

liability or claim or actions or proceedings in respect thereof (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending against any litigation commenced) which any such person may incur or which may be made or brought against any such person, but only to the extent the same arises out of or is based upon: (i) any breach of any of the agreements, representations or warranties of the Placement Agent contained in this Agreement, or (ii) any untrue statement of a material fact in any information provided to the Company in writing by the Placement Agent, expressly for use in and used in the Offering Documents. This indemnity agreement by, and the agreements, warranties and representations of, the Placement Agent shall survive the offer, sale and delivery of the Units and shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified hereunder, and termination of this Agreement and acceptance of any payment for the Units hereunder.

(c)    If any action is brought against a party (the “Indemnified Party”) in respect of which indemnity may be sought against one or more other parties (the “Indemnifying Party” or “Indemnifying Parties”), the Indemnified Party shall promptly notify the Indemnifying Party or Parties in writing of the institution of such action; provided, however, the failure to give such notice shall not release the Indemnifying Party or Parties from its or their obligation to indemnify the Indemnified Party hereunder except to the extent the Indemnifying Party actually incurs substantial damage by reason of such failure and shall not release the Indemnifying Party or Parties from any other obligations or liabilities to the Indemnified Party in any event. The Indemnifying Party or Parties may at its or their own expense elect to assume the defense of such action, including the employment of counsel reasonably acceptable to the Indemnified Party; provided, however, that no Indemnifying or Indemnified Party shall consent to the entry of any judgment or enter into any settlement by which the other party is to be bound without the prior written consent of such other party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party or Parties assume a defense hereunder, the Indemnified Party shall be entitled to retain its own counsel in connection therewith and, except as provided below, shall bear the fees and expenses of any such counsel, and counsel to the Indemnified Party or Parties shall cooperate with such counsel to the Indemnifying Party in connection with such proceeding. If an Indemnified Party reasonably determines that there are or may be differing or additional defenses available to the Indemnified Party which are not available to the Indemnifying Party, or that there is or may be a conflict between the respective positions of the Indemnifying Party and of the Indemnified Party in conducting the defense of any action, then the Indemnifying Party shall bear the reasonable fees and expenses of any counsel retained by the Indemnified Party in connection with such proceeding. All references to the Indemnified Party contained in this Section 11(c) include, and extend to and protect with equal effect, any persons who may control the Indemnified Party within the meaning of the Act, Section 20(a) of the Exchange Act or any applicable statute, any successor to the Indemnified Party and each of its partners, officers, directors, employees, agents and representatives. The indemnity agreements set forth in this Section 11 shall be in addition to any other obligations or liabilities of the Indemnifying Party or Parties hereunder or at common law or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Placement Agent be obligated to indemnify any

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person or entity in an amount in excess of the gross consideration received by the Placement Agent for services rendered hereunder.

(d)    If recovery is not available under the foregoing indemnification provisions of this Section 11, for any reason other than as specified therein, the party entitled to indemnification by the terms thereof shall be entitled to contribution to losses, damages, liabilities and expenses of the nature contemplated by such indemnification provisions. In determining the amount of such contribution, there shall be considered the relative benefits received by the Company on the one hand, and the Placement Agent on the other hand from the Placement (which shall be deemed to be the portion of the proceeds of the Placement realized by each party), the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, the relative culpability of the parties, the relative benefits received by the parties and any other equitable considerations appropriate under the circumstances. No party shall be liable for contribution with respect to any action or claim settled without its consent. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 11, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 11 or otherwise. For purposes of this Section 11, each person, if any, who controls a party to this Agreement within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as that party to this Placement Agreement. Notwithstanding the foregoing, in no event will the aggregate contribution by the Placement Agent hereunder exceed the amount of fees actually received by the Placement Agent pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Placement Agent and any other Indemnified Person.

(e)    In any claim for indemnification for United States Federal or state securities law violations, the party seeking indemnification shall place before the court the position of: (i) the SEC and (ii) if applicable, any state securities commissioner or agency having jurisdiction with respect to the issue of indemnification for securities law violations.

12.    MISCELLANEOUS

(a)    The agreements set forth in this Agreement have been made and are made solely for the benefit of the Company, the Placement Agent, and the respective affiliates, heirs, personal representatives and permitted successors and assigns thereof, and except as expressly provided herein nothing expressed or mentioned herein is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any representation, warranty or agreement herein contained. The term “successors and assigns” as used herein shall not include any purchaser of any Units merely because of such purchase.

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(b)    Neither party will be liable to the other by reason of any failure in performances of this Agreement if the failure arises out of the unavailability of third party communication facilities or energy sources or acts of God, acts of governmental authority, fires, strikes, delays in transportation, riots or war, or any cause beyond the reasonable control of such party.

Any notice or other communication required or appropriate under the provisions of this Agreement shall be given in writing addressed as follows: (i) if to the Company, at the address set forth above, Attention: Dr. Richard Turner, with a copy to Ellenoff Grossman & Schole LLP, 370 Lexington Avenue, New York, New York 10017; Attention: Barry I. Grossman, Esq. and (ii) if to the Placement Agent, Maxim Group Inc., 405 Lexington Avenue, New York, NY 10174, Attention: Mr. Andrew Scott; with a copy to Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, Attention: Steven M. Skolnick, Esq., or at such other address as any party may designate to the others in accordance with this Section 12(c).

(c)    This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law provisions thereof. Each of the parties hereto hereby (i) irrevocably consents to the jurisdiction of the United States District Court for the Southern District of New York and any state court in the State of New York (and of the appropriate appellate courts from any of the foregoing) in connection with any suit, action or other proceeding (each a “Proceeding”) directly or indirectly arising out of or relating to this Agreement and (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum.

(d)    This Agreement constitutes the entire agreement between the parties hereto with respect to the Placement and supersedes any and all prior agreements (including the Engagement Letter), and may be amended or modified only by a duly authorized writing signed by such parties. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original and all of which shall constitute a single instrument.

[signature page follows]

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This Placement Agency Agreement is executed and shall be effective as of January 16, 2007.

Very truly yours,

MAXIM GROUP LLC

By:  /s/ Paul LaRosa
Name: Paul LaRosa
Title:  Managing Director

ACCEPTED AND AGREED TO:

PACE HEALTH MANAGEMENT SYSTEMS, INC.

By:  /s/ John Pappajohn
Name: John Pappajohn
Title: President and CEO